SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2009 (December 31, 2008)

YANGLIN SOYBEAN, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-52127	20-4136884
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

NO. 99 FANRONG STREET, JIXIAN COUNTY
SHUANG YA SHAN CITY
HEILONGJIANG PROVINCE
CHINA, 155900
TELEPHONE: 86-469-469300
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2008, Yanglin Soybean, Inc. (the “Company”) entered into an Agreement (the “Agreement”)  with the holders (“Holders”)of a majority of the Registrable Securities  as defined in the Registration Rights Agreement dated October 3, 2007 among the Company and the Holders. Under this Agreement, the Holders agree to waive, release and discharge the Company  any liquidated damages that have not been paid and have accrued through December 31, 2008 pursuant to the Registration Rights Agreement.

In exchanged for the waiver and release of the liquidated damages, the Company agreed to hire and engage, by February 28, 2009, three (3) “independent directors” as defined by NASDAQ Rules and who are acceptable to the Holders. Further, the Company shall comply with all of the provisions of NASDAQ Listing Rules by February 28, 2009.  If these requirements are not met, the Company shall pay to each Holder five percent (5%) of its initial investment under the Securities Purchase Agreement by and among the Company and the Holders dated October 3, 2007. In addition, the Company agreed to engage no later than June 30, 2009 a new independent audit firm which shall be any of the firms listed as a Top 10 audit firm according to Public Accounting Report’s 2008 Annual Audit Rankings. If these requirements are not met, the Company shall pay to each Holder ten percent (10%) of its initial investment under the Securities Purchase Agreement.  In addition, the Company and Holders agreed to extend the required effectiveness date of the Company’s Registration Statement filed with the Securities and Exchange Commission (file no. 333-150822) to June 30, 2009.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Agreement dated December 31, 2008 by and among the Company and the Holders.

10.2	Waiver and Release dated December 31, 2008 by and among the Company and the Holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Yanglin Soybean, Inc.

Date: February 10, 2009	By:	/s/ SHULIN LIU
Shulin Liu Chief Executive Officer (Principal Executive Officer)